UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         BERKSHIRE REALTY COMPANY, INC.
                                (Name of Issuer)

                Shares of Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   084710-10-2
                                 (CUSIP Number)

                                 Patrick K. Fox
                     Westbrook Real Estate Partners, L.L.C.
                              13155 Noel Road-LB54
                                   Suite 2300
                               Dallas, Texas 75240
                                 (972) 934-0100

                                 with a copy to:

                              Allen Curtis Greer II
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6660
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 21, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [x]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 084710-10-2

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 2 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS, L.L.C.
     I.R.S. IDENTIFICATION NO. 133789437
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 3 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK   REAL   ESTATE   PARTNERS   MANAGEMENT   II,   L.L.C.
     I.R.S.  IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 4 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE FUND II, L.P.
     I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 5 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK  REAL  ESTATE   CO-INVESTMENT   PARTNERSHIP  II,  L.P.
     I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 6 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK BERKSHIRE HOLDINGS, L.L.C.
     I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 7 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK BERKSHIRE CO-HOLDINGS, L.L.C.
     I.R.S. IDENTIFICATION NO. ____
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 8 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Gregory J. Hartman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                   Page 9 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jeffrey M. Kaplan
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                  Page 10 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Paul D. Kazilionis
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                  Page 11 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jonathan H. Paul
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

------------------------                                ------------------------
CUSIP No. 084710-10-2                   13G                  Page 12 of 26 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     William H. Walton III
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See  Instructions)
     (a)[ ]  (b)[ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    |  5    SOLE VOTING POWER
                    |
                    |       0
                    |-----------------------------------------------------------
     NUMBER OF      |  6    SHARED VOTING POWER
      SHARES        |
   BENEFICIALLY     |       5,680,874
     OWNED BY       |-----------------------------------------------------------
       EACH         |  7    SOLE DISPOSITIVE POWER
     REPORTING      |
      PERSON        |       0
       WITH         |-----------------------------------------------------------
                    |  8    SHARED DISPOSITIVE POWER
                    |
                    |       5,680,874
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,680,874
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

                                                             Page 13 of 26 Pages


Item 1(a).     Name of Issuer.

               Berkshire Realty Company, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices.

               470 Atlantic Avenue
               Boston, Massachusetts  02210

Item 2(a).     Names of Persons Filing.

               (1) Westbrook Real Estate Partners, L.L.C. ("WREP")
               (2) Westbrook Real Estate Partners Management II, L.L.C. ("WREM II")
               (3) Westbrook Real Estate Fund II, L.P. ("WREF II")
               (4) Westbrook Real Estate Co-Investment Partnership II, L.P. ("WRECIP II")
               (5) Westbrook Berkshire Holdings, L.L.C. ("Holdings")
               (6) Westbrook Berkshire Co-Holdings, L.L.C. ("Co-Holdings")
               (7) Gregory J. Hartman ("Hartman")
               (8) Jeffrey M. Kaplan ("Kaplan")
               (9) Paul D. Kazilionis ("Kazilionis")
               (10) Jonathan H. Paul ("Paul")
               (11) William H. Walton III ("Walton")

     Pursuant to Rule 13d-14 under the Securities and Exchange Act of 1934, as amended, Holdings disclaims beneficial ownership of the Co-Holdings shares; Co-Holdings disclaims beneficial ownership of the Holdings shares; and WREP, WREM II, WREF II, WRECIP II, Hartman, Kaplan, Kazilionis, Paul and Walton each disclaim beneficial ownership of the Holdings shares and the Co-Holdings shares.

Item 2(b).     Address of Principal Business Office or, if none, Residence.

               (1)-(6), (8), (10) and (11)
               599 Lexington Avenue, Suite 3800
               New York, New York  10022

               (7)
               345 California Street, Suite 3450
               San Francisco, California 94104

                                                            Page 14 of 26 Pages


               (9)
               284 South Beach Road
               Hobe Sound, Florida  33455

Item 2(c).     Citizenship.

               (1) - (6)  Delaware

               (7) - (11)  United States of America

Item 2(d).     Title of Class of Securities.

               Common Stock, par value $0.01 per share.

Item 2(e).     CUSIP Number.

               084710-10-2

Item 3.

     If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section  39a)(6) of the Act (15 U.S.C.
78c).

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                                                            Page 15 of 26 Pages


               (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to ss.240.13d-1(c), check this box. [ ]

Item 4.        Ownership.

               (a) Amount beneficially owned:                   5,680,874 shares

               (b) Percent of class:                                       13.4%

               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote:                            0
                   (ii) Shared power to vote or to direct the vote:                 5,680,874
                   (iii) Sole power to dispose or to direct the disposition of:             0
                   (iv) Shared power to dispose or to direct the disposition of:    5,680,874

Item 5.        Ownership of Five Percent or Less of a Class.

               Inapplicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Inapplicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
Acquired the Security Being Reported on By the Parent Holding Company.

               Inapplicable.

Item 8.        Identification and Classification of Members of the Group.

               Inapplicable.

Item 9.        Notice of Dissolution of Group.

               Inapplicable.

                                                             Page 16 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998

                                        WESTBROOK REAL ESTATE PARTNERS, L.L.C.


                                        By: /s/ Patrick K. Fox
                                            ------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 17 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998

                                        WESTBROOK    REAL    ESTATE     PARTNERS
                                        MANAGEMENT II, L.L.C.


                                        By: /s/ Patrick K. Fox
                                            ------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 18 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998

                                        WESTBROOK REAL ESTATE FUND II, L.P.


                                        By: /s/ Patrick K. Fox
                                            ------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 19 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998

                                        WESTBROOK   REAL  ESTATE   CO-INVESTMENT
                                        PARTNERSHIP II, L.P.


                                        By: /s/ Patrick K. Fox
                                            ------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 20 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998

                                        WESTBROOK BERKSHIRE HOLDINGS, L.L.C.


                                        By: /s/ Patrick K. Fox
                                            ------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 21 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998

                                        WESTBROOK BERKSHIRE CO-HOLDINGS, L.L.C.


                                        By: /s/ Patrick K. Fox
                                            ------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 22 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998


                                        /s/ Gregory J. Hartman
                                        ----------------------
                                        Gregory J. Hartman


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 23 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998


                                        /s/ Jeffrey M. Kaplan
                                        ---------------------
                                        Jeffrey M. Kaplan


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 24 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998


                                        /s/ Paul D. Kazilionis
                                        ----------------------
                                        Paul D. Kazilionis


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 25 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998


                                        /s/ Jonathan H. Paul
                                        --------------------
                                        Jonathan H. Paul


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).

                                                             Page 26 of 26 Pages


Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  July 21, 1998


                                        /s/ William H. Walton III
                                        -------------------------
                                        William H. Walton III


      Attention: Intentional misstatements or omissions of fact constitute
               Federal criminal violations (See 18 U.S.C. 1001).